Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cemex, S.A.B. de C.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Series A Shares, no par value	457(c); 457(h)	1,098,884,212	$0.345	$379,115,053.14	0.00014760	$ 55,957.39

	Equity	Series B Shares, no par value	457(c); 457(h)	549,442,106	$0.690	$379,115,053.14	0.00014760	$ 55,957.39

	Total Offering Amounts					$758,230,106.28		$111,914.78

	Total Fees Previously Paid							—

	Total Fee Offsets(4)							—

	Net Fee Due							$111,914.78

(1)

The Series A Shares and Series B Shares (collectively, the “Shares”) being registered hereby may be represented in the form of the Registrant’s ordinary participation certificates (certificados de participacion ordinarios) (“CPOs”), with each CPO representing economic interests in two Series A Shares and one Series B Share. Each of the Registrant’s American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, represent ten CPOs. ADSs issuable upon deposit of CPOs registered hereby have been registered under a registration statement of Form F-6 (File No. 333-257712).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Shares that become issuable under the Registrant’s Long Term Incentive Plan by reason of any share dividend, share split or other similar transaction.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices per ADS, as reported on the New York Stock Exchange on November 10, 2023.

(4)	The Registrant does not have any fee offsets.